Exhibit 4.2

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT, effective as of April __, 2016, is executed by [    ] (the "Pledgor"), the Chief Executive Officer of ID Global Solutions Corporation, in favor of those certain buyers who are parties to that Securities Purchase Agreement (the “Purchase Agreement”) dated April __ 2016 ( each a “Lender” and collectively, the “Lenders”).

RECITALS

A.          Lenders have agreed to make a loan to ID Global Solutions Corporation, a Delaware corporation (“Borrower”), in the original principal amount of $______________ (the “Loan”);

B.          The Loan will be evidenced by a 12% Secured Convertible Debenture (the “Debentures”) payable to the order of Lenders, pro-rata based upon the amount invested by each Lender pursuant to the Purchase Agreement (hereafter Borrower’s obligations under such Debenture sand all documents related thereto and all renewals, extensions, amendments, modifications and restatements thereof shall be referred to as the “Obligations”).

C.          The proceeds of the Loan will be used by Borrower solely for business purposes.

D.          To secure payment of the Obligations and as a condition to making the Loan, Lenders require, among other things, that Pledgor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereafter set forth, Pledgor agrees as follows:

1.         Pledge. As security for payment of the Obligations, Pledgor hereby grants to each of the Lenders, a pro rata (based on each Lenders investment amount pursuant to the Purchase agreement) security interest in, and hereby assigns to Lenders all right, title and interest of Pledgor in and to the following described property (hereafter referred to as “Collateral”):

[pro-rata portion of 20m shares based on investment amount to be provided by various founders] issued and outstanding shares of common stock of Borrower, including without limitation, all evidence of the same, all rights to purchase or acquire the same and all rights to draws, payments, dividends, disbursements and all other types of dividend and distributions made by the Borrower to Pledgor, together with all proceeds thereof (“Distributions”), now existing and/or hereafter arising.

Upon payment of the Obligations in full, the remaining Collateral shall be returned to the Pledgor free and clear of all liens.

2.	Representations and Warranties. Pledgor represents and warrants to Lenders that:

(a)	Pledgor has, and has duly exercised, all requisite power and authority to enter into this Agreement, to pledge its interest in the Collateral and to carry out the transactions contemplated by this Agreement.

(b)	Pledgor is the legal and beneficial owner of all of the Collateral.

(c)	All of the Collateral is free of any pledge, mortgage, hypothecation, lien, charge, encumbrance or security interest or the proceeds thereof, except for that granted hereunder.

(d)	The execution and delivery of this Agreement, and the performance of its terms, will not violate or constitute a default under the terms of any other agreement, indenture or other instrument, license, judgment, decree, order, law, statute, code, ordinance or other governmental rule or regulation, applicable to Pledgor or any of Pledgor’s property or the consent to this Agreement and the performance of its terms has been obtained from all necessary third parties.

(e)	The execution and delivery of this Agreement, and the performance of its terms, will not result in any violation of any provision of the articles of incorporation, bylaws and shareholder agreements, if any, pertaining to Pledgor or Borrower or the consent to this Agreement and the performance of its terms has been obtained from all necessary third parties.

(f)	Upon execution and delivery to Lenders of this Agreement and the recording of a financing statement with the Florida Secretary of State covering the Collateral, Lenders shall have a valid first priority lien upon and a perfected security interest in the Collateral and the proceeds thereof.

(g)	All of the Collateral is evidenced by Certificate No. ____.

3.	Covenants. Pledgor agrees as follows:

(a)	Upon the occurrence of a default under any of the documents executed in connection with the Loan, Lenders may collect and receive any and all Distributions with respect to the Collateral and may apply all such collections to the Obligations in such order of application as Lenders may elect. If Pledgor shall receive any Distributions, such Distributions shall be received as Lenders’ agent, in trust for Lenders, and Pledgor shall deliver such Distributions forthwith to Lenders, pro rata based upon their investment amount, in the exact form received with, as applicable, Pledgor’s endorsement if necessary. So long as any portion of the Obligations remains unpaid and if Borrower is in default in any of the Obligations, all voting rights of Pledgor in the Collateral may be exercised by Lenders, in their sole discretion, pro-rata based upon their investment pursuant to the Purchase Agreement, as the attorney-in-fact of Pledgor.

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(b)	Upon the occurrence of a default under any of the documents executed in connection with the Loan, Lenders may, without demand of performance or other demand, advertisement, or notice of any kind, to or upon Borrower or Pledgor or any other person (all of which are, to the extent permitted by law, hereby expressly waived), forthwith realize upon the Collateral or any part thereof, or interest therein, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of Lenders’ offices or elsewhere, at such prices and on such terms (including, but without limitation, a requirement that any purchaser of all or any part of the Collateral purchase the Collateral for investment and without any intention to make a distribution thereof) as it may deem best, for cash or on credit, or for future delivery without assumption of any credit risk, with the right to Lender or any purchaser to purchase upon any such sale the whole or any part of the Collateral free of any right or equity of redemption in Pledgor, which right or equity is hereby expressly waived and released. Any disposition made in accordance with the provisions of this paragraph shall be deemed to have been commercially reasonable.

(c)	In addition to the foregoing, upon the occurrence of a default under any of the documents executed in connection herewith, Lenders may, at their option and without demand or notice, exercise any of the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. If any Lender disposes of any of the Collateral, the proceeds of such disposition shall be applied as set forth under applicable law. Pledgor specifically grants to Lenders the right to apply such proceeds to the attorneys’ fees and legal expenses incurred by each Lender in connection with the negotiation with Borrower and its representatives, successors or assigns, collection of the Obligations, or protection of Lenders’ position.

(d)	Pledgor hereby covenants that, without each of the Lender’s written consent, until all of the Obligations have been satisfied in full, Pledgor will not sell, convey, or otherwise dispose of any of Pledgor’s interest in the Collateral or any interest therein or create, incur, or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Collateral or the proceeds thereof, other than that created hereby, except as authorized by all Lenders in writing in their sole discretion.

(e)	Pledgor warrants and will, at its own expense, defend its right, title and the security interest in and to the Collateral against the claims of any person, firm, corporation or other entity.

(f)	Pledgor, by entering into this Agreement and negotiating the terms hereof, hereby waives any rights it may have to demand any notices other than those provided for herein or required by law and any right to a hearing as a condition precedent to Lenders’ exercise of its rights hereunder.

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(g)	If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonably and properly given upon deposit with the United States Postal Service at least ten (10) days before such disposition, postage prepaid, addressed to the Pledgor at c/o ID Global Solutions Corporation, 160 East Brantley Drive, Longwood, FL 32779 Attn: Thomas R. Szoke, CEO. Such deposit may be established by affidavit of a representative of Lenders, receipts or other reasonable method.

(h)	No delay or failure by Lenders in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by any Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(i)	This Agreement and the rights and obligations of the parties hereunder shall be construed and governed by the laws of the State of Florida and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(j)	That upon a Lender’s disposition of the Collateral, Pledgor irrevocably consents that such Lender or the purchaser of the Collateral shall become a substitute shareholder of the Borrower notwithstanding any provision of any agreement of the shareholders of the Borrower or other organizational documents of the Borrower to the contrary.

(k)	That Pledgor will not vote or consent to any action which would (i) terminate or dissolve the Borrower, (ii) have the effect, directly or indirectly, in diluting the percentage interest in the Borrower now represented by the Collateral and agrees that any such purported action shall be deemed null and void, and/or (iii) cause the issuance, directly or indirectly, of any ownership interest, debt or other interest in the Borrower which may have any rights superior to Lenders in the Collateral, except as authorized by Lenders in writing in their sole discretion.

4.           Termination. Upon payment of all Obligations in full by Borrower, this Agreement shall be automatically terminated without any action by the parties and shall be of no further force or effect.

[signature page to follow]

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IN WITNESS WHEREOF, the undersigned has caused this Stock Pledge Agreement to be duly executed as of the day and year first above written.

PLEDGOR

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WITNESS:

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